Exhibit 99.1

NEWS RELEASE

Contact: C. Michael Carter

Phone: (818) 879-6801

Dole Food Company, Inc. Announces Receipt of Proposal by David H. Murdock to Acquire All Outstanding Common Shares of Dole Food Company, Inc. not Already Owned by Mr. Murdock or his Family

WESTLAKE VILLAGE, California – June 11, 2013 – Dole Food Company, Inc. (NYSE: DOLE) today announced that its Board of Directors has received an unsolicited proposal from David H. Murdock, the Company’s Chairman of the Board and CEO, to acquire all of the outstanding shares of common stock of Dole Food Company, Inc. not already owned by Mr. Murdock or his family for $12.00 per share in cash. The Board of Directors will be meeting over the next several days to establish a Special Committee of independent directors to consider Mr. Murdock’s proposal and its implications, in the context of assessing the appropriate course of action that is in the best interests of the Company and its stockholders. The Company cautions its stockholders, and others considering trading in the Company’s securities, as follows: the Board of Directors has just received Mr. Murdock’s unsolicited proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the Board of Directors in respect of the Company’s response, if any, to the proposal; and the Board of Directors will proceed in a timely and orderly manner to consider the proposal and its implications.

Dole Food Company, Inc., with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates,” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.